Exhibit 99.5

May 29, 2019

New Misonix, Inc.

1938 New Highway

Farmingdale, NY 11735

Consent to Reference in Joint Proxy and Consent Solicitation Statement/Prospectus

New Misonix, Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the joint proxy and consent solicitation statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the closing of the transactions described in the joint proxy and consent solicitation statement/prospectus.

Sincerely,

/s/ Paul LaViolette
Paul LaViolette